(d)(5)(iii)

November 19, 2019

William Zitelli

General Counsel

CBRE Clarion Securities LLC

201 King of Prussia Road

Suite 600

Radnor, PA  19087

Dear Mr. Zitelli:

On Thursday, September 12, 2019, the Board of Trustees (the “Board”) of Voya Mutual Funds (“VMF”) approved the liquidation of Voya International Real Estate Fund (the “Fund”).  This letter is to inform you that the Amended and Restated Sub-Advisory Agreement, dated July 14, 2017 (the “Agreement”), with CBRE Clarion Securities LLC (“CBRE”) will terminate with respect to the Fund in accordance with Section 16 of the Agreement, effective at the close of business on December 6, 2019.

Pursuant to Section 16, the Agreement may be terminated with respect to the Fund at any time, without penalty, by the Board upon 60 days’ written notice.  Pursuant to Section 17 of the Agreement, regarding waivers, the 60-day requirement can be waived by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.  By signing below, you hereby agree, pursuant to Section 17, to waive CBRE’s right to the 60 days’ prior notice of termination.

In the interim, we may be contacting you to facilitate a smooth liquidation, and we look forward to your cooperation in this regard. We note that this notice does not affect the Sub-Advisory Agreement with CBRE with respect to Voya CBRE Global Infrastructure Fund and Voya Global Real Estate Fund, each a series of VMF, nor does it affect the Sub-Advisory Agreement with CBRE with respect to VY® Clarion Global Real Estate Portfolio and VY® Clarion Real Estate Portfolio, each a series of Voya Investors Trust, nor does it affect the Sub-Advisory Agreement with CBRE with respect to Voya Real Estate Fund, a series of Voya Equity Trust, and that each remains subject to their respective Sub-Advisory Agreement with Voya Investments, LLC.

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Finally, we want to thank you for your support throughout this process and dedication to the Fund.

Very truly yours,

/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Mutual Funds

ACCEPTED AND AGREED TO:

CBRE Clarion Securities LLC

By:	/s/ Jonathan A. Blome

Name:	Jonathan A. Blome

Title:	CFO	, Duly Authorized